Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

UICI

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	75-2044750 (IRS Employer Identification No.)

9151 GRAPEVINE HIGHWAY NORTH RICHLAND HILLS, TX (Address of principal executive offices)	76180 (Zip Code)

UICI EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

(Full title of the Plan)

Glenn W. Reed, Esq.

Executive Vice President and General Counsel
UICI
9151 Grapevine Highway
North Richland Hills, TX 76180
(817) 255 5419
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy of all communications to:

Robert J. Joseph, Esq.
Jones Day
77 W. Wacker Drive, Suite 3500
Chicago, IL 60601

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate
To be	To be	Price	Offering	Amount of
Registered	Registered (1)	Per Share (2)	Price	Registration Fee
Common Stock, $0.01 par value	3,000,000	$21.99	$65,970,000	$8,358

(1)	In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar transaction affecting the common stock.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h), on the basis of the average of the high and low sales prices of UICI Common Stock on June 24, 2004.

PART II

     This Registration Statement covers 3,000,000 additional shares of Common Stock, par value $0.01 per share of UICI (the “Common Stock”), which may be offered or sold from time to time pursuant to the UICI Employee Stock Ownership and Savings Plan (formerly the United Insurance Companies, Inc. Employee Stock Ownership Plan). The Registrant previously registered the issuance of 4,110,000 shares of Common Stock in connection with the United Insurance Companies, Inc. Employee Stock Ownership Plan on its Registration Statements on Form S-8 (Registration No. 333-19891 and 333-43736) as filed with the Securities and Exchange Commission on January 16, 1997 and August 14, 2000. The contents of Registration Statements No. 333-19891 and 333-43736 are incorporated by reference herein.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 12, 2004, February 19, 2004, April 29, 2004, May 14, 2004, May 28, 2004 and June 9, 2004;

(d)	Form 8-A for registration of certain classes of securities pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 as filed on April 22, 1999, which contains a description of the Registrant’s Common Stock, $0.01 par value; and

(e)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2003.

     In addition, each document filed by the Registrant or Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended after the date hereof, and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     The consolidated financial statements and schedules of UICI for the years ended December 31, 2003 and 2002 appearing in UICI’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of UICI for the year ended December 31, 2001 appearing in UICI’s annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of the Plan appearing in Plan’s Annual Report (Form 11-K) for the year ended December 31, 2003, have been audited by Whitley Penn, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The legality of the shares of the common stock of UICI to be issued in connection with the UICI Plans is being passed upon for UICI by Glenn W. Reed, Executive Vice President and General Counsel of UICI. At June 15, 2004, Mr. Reed was the beneficial owner of 94,589 shares of UICI common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article VIII of the registrant’s by-laws (i) authorizes the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933 as amended.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8. EXHIBITS

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1(i)(a) to the Registrant’s Form S-8 (File No. 333-85113), filed August 13, 1999).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2(A) to Registrant’s Quarterly Report on Form 10-Q (File No. 001-14953), for the quarter ended March 31, 2004).

5	Opinion of Counsel regarding legality of securities.

23.1	Auditors’ Consent.

23.2	Auditors’ Consent

23.3	Independent Registered Public Accounting Firms’ Consent (Plan)

23.4	Consent of Counsel (included in Exhibit 5).

24	Power of attorney.

     The registrant undertakes that it has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9. UNDERTAKINGS

A. Updating Disclosure

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Exchange Act Documents.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Richland Hills, state of Texas.

UICI

By:	/s/ GLENN W. REED

Glenn W. Reed,
Executive Vice President and General Counsel

Date: June 25, 2004

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE

RONALD L. JENSEN*

Ronald L. Jensen,
Chairman of the Board and Director
June 25, 2004

WILLIAM J. GEDWED*

William J. Gedwed,
President, Chief Executive Officer and Director
June 25, 2004

MARK D. HAUPTMAN*

Mark D. Hauptman
Vice President and Chief Financial Officer
(Chief Financial and Accounting Officer)
June 25, 2004

/s/ GLENN W. REED

Glenn W. Reed
Executive Vice President, General Counsel and Director
June 25, 2004

RICHARD T. MOCKLER*

Richard T. Mockler,

Director

June 25, 2004

MURAL R. JOSEPHSON*

Mural R. Josephson,
Director
June 25, 2004

MICK THOMPSON*

Mick Thompson,
Director
June 25, 2004

DENNIS C. McCUISTION*

Dennis C. McCuistion,
Director
June 25, 2004

*By:	/s/ GLENN W. REED

Glenn W. Reed,
(Attorney-in-Fact)
June 25, 2004

SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee appointed under the UICI Employee Stock Ownership and Savings Plan has duly caused this registration statement to the signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Richland Hills, state of Texas, on this 25th day of June 2004.

UICI EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN
By:	/s/ Alan D. Tracy
Alan D. Tracy
Member of the Administrative Committee

EXHIBIT INDEX

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1(i)(a) to the Registrant’s Form S-8 (File No. 333-85113), filed August 13, 1999).

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2(A) to Registrant’s Quarterly Report on Form 10-Q (File No. 001-14953), for the quarter ended March 31, 2004.

5	Opinion of Counsel regarding legality of securities.

23.1	Auditors’ Consent.

23.2	Auditors’ Consent.

23.3	Independent Registered Public Accounting Firms’ Consent (Plan)

23.4	Consent of Counsel (included in Exhibit 5).

24	Power of attorney.